NON-EMPLOYEE INTERIM CHIEF OPERATING OFFICER
ENGAGEMENT AGREEMENT

This Non-employee Interim Chief Operating Officer Agreement (“Agreement”) is entered into as of the 5th day of February, 2009 (the “Effective Date”) by and between Rubicon Financial Incorporated, a Delaware corporation (the “Company”), and Bootstrap Real Estate Investments, LLC, a California Limited Liability Company (“Management Company”).

A.           Company has determined it to be in the Company’s best interest to retain Todd Vande Hei (“Executive”), Managing Member of Management Company, to provide Non-employee Interim Chief Operating Officer (“Non-employee Interim COO”) services to Company as set forth on Exhibit A attached hereto and as specified from time to time by the Board of Directors of the Company;

B.           Company and Management Company agree Company shall retain Executive as a full-time employee of Company following completion of a minimum $1,000,000 financing of Company and subject to mutually agreed employment agreement between Company and Executive; approval by Management Company; and, approval by Company Board of Directors.

C.           As a result of Management Company’s and Executive’s engagement, the Company and/or its affiliates has, or have disclosed to Management Company and Executive, and Management Company and Executive has obtained, certain Confidential Information (as defined herein).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions contained herein, the parties hereto agree as follows:

1. Engagement. The Company hereby engages Executive, Managing Member of Management Company, to perform those Non-employee Interim COO duties set forth in the Exhibit A attached hereto and such other duties as may be requested from time to time by the Board of Directors of the Company. Executive hereby accepts such engagement upon the terms and subject to conditions set forth in this Agreement. This agreement shall be ratified by the Board of Directors of Company within two (2) business days of the execution hereof.

2. Non-employee Interim Chief Operating Officer. Management Company agrees to designate Executive, Managing Member of Management Company, as the Non-employee Interim COO to Company to perform those duties of Non-employee Interim Chief Operating Officer for Company as defined herein. Executive shall provide services as Non-employee Interim COO of Company.

3.  Directorship.  Executive currently serves as a member of the Company’s Board of Directors and shall remain a member serving at the pleasure of the Company’s stockholders.

4. Compensation.

A.           Engagement Fee. For the services rendered by Executive under this Agreement, the Company shall pay to Management Company a one-time fee of $30,000, payable in 120,000 shares of the Company’s restricted common stock at a per share value equal to $0.25.

B.           Bonus Fees. Executive will be eligible for incentive bonuses predicated on mutually agreed upon goals attached in Exhibit B.

5. Term and Survivability. The term of this Agreement shall be for a period of three (3) months, beginning on the Effective Date. Notwithstanding the foregoing, either party shall have the right to terminate this Agreement at any time, with or without cause, effective immediately upon written notice to the other party.

6. Costs and Expenses of Management Company’s Performance. Except as set forth in the attached Schedules, all costs and expenses of Management Company’s and Executive’s performance hereunder shall be borne by the Company, so long as the Company agrees verbally or in writing to reimburse or pay such costs and expenses.

7. Taxes. As an independent contractor, Management Company acknowledges and agrees that it is solely responsible for the payment of any taxes and/or assessments imposed on account of the payment of compensation to, or the performance of services by Management Company pursuant this Agreement, including, without limitation, any unemployment insurance tax, federal and state income taxes, federal Social Security (FICA) payments, and state disability insurance taxes. The Company shall not make any withholdings or payments of said taxes or assessments with respect to amounts paid to Management Company hereunder; provided, however, that if required by law or any governmental agency, the Company shall withhold such taxes or assessments from amounts due Management Company, and any such withholding shall be for Management Company’s account and shall not be reimbursed by the Company to Management Company. Management Company expressly agrees to make all payments of such taxes, as and when the same may become due and payable with respect to the compensation earned under this Agreement.

8. Confidentiality. For a period of twenty four months from the termination of this Agreement, Management Company agrees that Management Company will not, except when required by applicable law or order of a court, during the term of this Agreement or thereafter, disclose directly or indirectly to any person or entity, any Trade Secrets (as defined below) or Confidential Information (as defined below) or other information treated as confidential by the Company known, learned or acquired from the Company by the Management Company during the period of the Management Company’s engagement by the Company. For purposes of this Agreement, “Confidential Information” shall mean any and all Trade Secrets, knowledge, data or know-how of the Company, any of its affiliates, or proprietary information of third parties in the possession of the Company or any of its affiliates, and any nonpublic technical, training, financial and/or business information treated as confidential by the Company or any of its affiliates, including such information, knowledge, Trade Secret or data conceived, originated, discovered or developed by Management Company hereunder. For purposes of this Agreement, “Trade Secrets” shall include, without limitation, any formula, concept, pattern, processes, designs, device, software, systems, list of customers, training manuals, marketing or sales or service plans, business plans, marketing plans, financial information, or compilation of information which is used in the Company’s business or in the business of any of its affiliates. Confidential Information and Trade Secrets shall not include, and the foregoing shall not apply to, information that is (i) generally available to the public other than a result of a disclosure by Management Company; (ii) available to Management Company on a non-confidential basis prior to the disclosure by Company to Management Company; (iii) available to the Management Company on a non-confidential basis from a source other than Company or is affiliates, provide, however, that such source is not bound by a confidentiality agreement; or (iv) required to be disclosed by Management Company by law or pursuant to court order. Management Company shall notify the Company of any information that comes to its attention that might indicate that there has been a loss of confidentiality with respect to the Confidential Information.

9. Return of the Company’s Proprietary Materials. Management Company agrees to deliver promptly to the Company on termination of this Agreement for whatever reason, or at any time the Company may so request, all documents, records, artwork, designs, data, drawings, flowcharts, listings, models, sketches, apparatus, notebooks, disks, notes, copies and similar repositories of Confidential Information and any other documents of a confidential nature belonging to the Company, including all copies, summaries, records, descriptions, modifications, drawings or adaptations of such materials which Management Company may then possess or have under its control. Management Company further agrees that upon termination of this Agreement, Management Company’s, employees, Management Company’s, agents or independent contractors shall not retain any document, data or other material of any description containing any Confidential Information or proprietary materials of the Company.

10. Assignment of Proprietary Rights. Management Company hereby assigns and transfers to the Company all right, title and interest that Management Company may have, if any, in and to all Proprietary Rights (whether or not patentable or copyrightable) made, conceived, developed, written or first reduced to practice by Management Company, whether solely or jointly with others, during the period of Management Company’s engagement by the Company which directly relate to and claim an improvement upon the technology or intellectual property owned by the Company.

Management Company acknowledges and agrees that the Company shall have all right, title and interest in, among other items, all research information and all documentation or manuals related thereto that Management Company develops or prepares for the Company hereunder during the period of Management Company’s engagement by the Company and that such work by Management Company shall be work made for hire and that the Company shall be the sole author thereof for all purposes under applicable copyright and other intellectual property laws. With respect to all Proprietary Rights which are assigned to the Company pursuant to this Section 10, Management Company will assist the Company in any reasonable manner for reasonable compensation to obtain for the Company’s benefit patents and copyrights thereon in any and all jurisdictions as may be designated by the Company, and Management Company will execute, when requested, patent and copyright applications and assignments thereof to the Company, or other persons designated by the Company, and any other lawful documents deemed necessary by the Company to carry out the purposes of this Agreement.

11. Trade Secrets of Others. Management Company represents to the Company that its performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information or trade secrets acquired by Management Company in confidence or in trust prior to its engagement by the Company, and Management Company will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to others. Management Company agrees not to enter into any agreement, either written or oral, in conflict with this Agreement.

12. Other Obligations. Management Company acknowledges that the Company, from time to time, may have agreements with other persons which impose obligations or restrictions on the Company regarding proprietary rights made or developed during the course of work thereunder or regarding the confidential nature of such work. Management Company agrees to be bound by all such obligations and restrictions made known to him in writing by the Company and to take action as may be reasonably required to discharge the obligations of the Company thereunder.

13. Independent Contractor. Management Company and designated Non-employee Interim COO individually shall not be deemed to be employees of the Company for any purpose whatsoever. Management Company shall have the sole and exclusive control over its employees, consultants or independent contractors who provide services to the Company on behalf of Management Company, and over the labor and employee relations policies and policies relating to wages, hours, working conditions or other conditions of its employees, consultants or independent contractors.

14. Indemnification. The Company shall, at its own expense, defend, indemnify and hold harmless the Management Company and Management Company’s employees, consultants or independent contractors who provide services for Company on behalf of Management Company from and against any and all liabilities, claims, actions, losses, costs and expenses (including reasonable attorneys’ fees and disbursements) (i) relating to or arising out of the Company’s actual or alleged violation of any law, statute, ordinance, order, rule or regulation; or (ii) to the extent such Claim is primarily and directly based upon information or direction provided by the Company to Management Company and Management Company’s employees, consultants and independent contractors; provided, however, the foregoing shall not apply to any portion of such Claims to the extent it is found to have resulted primarily and directly from Management Company’s (A) infringement of any United States patent, foreign letters patent, license, trademark, copyright, trade secret or any other proprietary right other than as may be directed or induced by the Company for the services provided by Management Company hereunder; (B) breach of this Agreement or any other agreement; (C) violation of any law, statute, ordinance, order, rule or regulation; or (D) any negligence or intentional misconduct in connection with such performance. This indemnification is not voided by the termination of this agreement.

15. Non-Solicitation.     Management Company, Executive and its employees, consultants and independent contractors will not, during the term this Agreement and for one year thereafter, directly or indirectly (whether as an owner, partner, shareholder, agent, officer, director, employee, independent contractor, consultant, or otherwise) with or through any individual or entity: (i) employ, engage or solicit for employment any individual who is, or was at any time during the twelve-month period immediately prior to the termination of this Agreement for any reason, an employee of the Company, or otherwise seek to adversely influence or alter such individual’s relationship with the Company; or (ii) solicit or encourage any individual or entity that is, or was during the twelve-month period immediately prior to the termination of this Agreement for any reason, a customer or vendor of the Company to terminate or otherwise alter his, her or its relationship with the Company or any of its affiliates.

16. Governing Law. This Agreement shall be governed, construed and interpreted in accordance with the internal laws of the State of California.

17. Entire Agreement: Modifications and Amendments. The terms of this Agreement are intended by the parties as a final expression of their agreement with respect-to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement. The Exhibits referred to in this Agreement are incorporated into this Agreement by this reference. This Agreement may not be modified, changed or supplemented, nor may any obligations hereunder be waived or extensions of time for performance granted, except by written instrument signed by the parties or by their agents duly authorized in writing or as otherwise expressly permitted herein.

18. Prohibition of Assignment. This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by Management Company without the prior written consent of the Company. Any assignment of rights or delegation of duties or obligations hereunder made without such prior written consent shall be void and of no effect.

19. Approval of Public Communications and Press Releases. Management Company and Company agree that any and all public announcement regarding Management Company or Non-employee Interim COO must be approved by Management Company in advance.

20. Binding Effect: Successors and Assignment. This Agreement and the provisions hereof shall be binding upon each of the parties, their successors and permitted assigns.

21. Validity. This Agreement is intended to be valid and enforceable in accordance with its terms to the fullest extent permitted by law. If any provision of this Agreement is found to be invalid or unenforceable by any court of competent Jurisdiction, the invalidity or unenforceability of such provision shall not affect the validity or enforceability of all the remaining provisions hereof.

22. Notices. All notices and other communications hereunder shall be in writing and, unless otherwise provided herein, shall be deemed duly given if delivered personally or by telecopy or mailed by registered or certified mail (return receipt requested) or by Federal Express or other similar courier service to the parties at the following addresses or (at such other address for the party as shall be specified by like notice):

(i) If to the Company:
Rubicon Financial Incorporated
Suite 600
4100 Newport Place
Newport Beach, CA  92660
T: (949) 798-7220
F: (949) 798-7278

(ii) If to Management Company:
Bootstrap Real Estate Investments, LLC
c/o Todd Vande Hei, Managing Member
15 Calle Sonador
San Clemente, CA 92673
T: (949) 534-9144
F: (949) ______________

            Any such notice, demand or other communication shall be deemed to have been given on the date personally delivered or as of the date received, as the case may be.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Company:
Rubicon Financial Incorporated

By: /s/ Joseph Mangiapane, Jr.
       Joseph Mangiapane, Jr., CEO

Management Company:
Bootstrap Real Estate Investments, LLC

By: /s/ Todd Vande Hei
      Todd Vande Hei, Managing Member

Executive:

/s/ Todd Vande Hei
Todd Vande Hei